Exhibit 99.1

May 5, 2015	Analyst Contact:	T.D. Eureste 918-588-7167
	Media Contact:	Brad Borror 918-588-7582

ONEOK Partners Announces
First-quarter 2015 Results;
Reaffirms 2015 Financial Guidance

TULSA, Okla. – May 5, 2015 – ONEOK Partners, L.P. (NYSE: OKS) today announced first-quarter 2015 net income attributable to ONEOK Partners of $145.6 million, or 21 cents per unit, compared with $265.4 million, or 81 cents per unit, in the first quarter 2014.

Variances in financial performance between the first quarter 2015 and first quarter 2014 were primarily a reflection of significantly higher weather-related seasonal demand, resulting in higher prices for propane and natural gas, in the Midwest due to severely cold weather during the first quarter 2014 and the continued impact of commodity price declines in the first-quarter 2015.

First-quarter 2015 adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) was $324.3 million, compared with $393.7 million in the first quarter 2014.

First-quarter 2015 distributable cash flow (DCF) was $217.2 million, providing 0.60 times coverage of the cash distributions that will be paid, compared with first-quarter 2014 DCF of $298.2 million that provided 1.28 times coverage.

“While sharp declines in commodity prices negatively affected our first-quarter financial results, natural gas gathered and processed and natural gas liquids (NGL) volumes increased year over year as a result of completed projects and the West Texas LPG pipeline system acquisition,” said Terry K. Spencer, president and chief executive officer of ONEOK Partners. “We anticipate natural gas gathering and processing and NGL volumes to significantly increase during the second half of this year as new wells are connected to our systems, we complete field compression projects and capture natural gas that is currently being flared in the Williston Basin and new natural gas processing plants are connected to our NGL system in the Mid-Continent and Rocky Mountain regions. In the first quarter we connected more than 300 wells, one of the highest quarterly well connect counts we have experienced in the Williston Basin.

“We expect to achieve our 2015 guidance announced earlier this year, supported by the anticipated natural gas gathering and processing and NGL volume ramp up in the second half of the year and firm primarily fee-based earnings in the natural gas pipelines segment,” continued

-more-

ONEOK Partners Announces First-Quarter 2015 Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

Spencer. “We are experiencing a significant increase in natural gas gathered and processed and NGL volumes as we exit the winter season.

“We continue to execute on our strategy to enhance our fee-based asset mix, such as the recently announced joint venture Roadrunner Gas Transmission pipeline project in our natural gas pipelines segment and the West Texas LPG pipeline system acquisition in our natural gas liquids segment. Both will provide primarily fee-based cash flows and additional growth opportunities to the partnership,” said Spencer. “In our natural gas gathering and processing segment, we continue to enhance the services we provide to customers and look for opportunities to increase our fee-based cash flows by converting existing percent-of-proceeds contracts to fee-based contracts or by increasing the fee component in them.”

In the first quarter 2015, the partnership issued approximately 1.7 million common units through its at-the-market equity program (ATM program), compared with approximately 1.1 million common units issued in the first quarter 2014. As of the first quarter 2015, the partnership had approximately $443.0 million of registered common units available to issue through its $650.0 million ATM program.

The partnership is reaffirming its 2015 adjusted EBITDA guidance range of $1.51 billion to $1.73 billion; its DCF guidance range of $1.08 billion to $1.26 billion; and its net income guidance range of $845 million to $1.01 billion, provided on Feb. 23, 2015.

FIRST-QUARTER 2015 FINANCIAL PERFORMANCE

First-quarter 2015 financial performance compared with first-quarter 2014 financial performance was impacted positively by:

•	Higher natural gas volumes gathered, processed and sold, and higher NGL volumes sold in the natural gas gathering and processing segment as a result of recently completed capital-growth projects;

•
Higher NGL exchange service volumes from recently connected natural gas processing plants in the Williston Basin, Powder River Basin and Mid-Continent regions, additional revenues from minimum volume obligations and increased NGL transportation margins primarily from new volumes on the West Texas LPG pipeline system, which was acquired in November 2014; and

•	Higher transportation revenues in the natural gas pipelines segment from increased rates on intrastate pipelines and increased rates at Viking Gas Transmission Company.

Natural gas and NGL volume increases in the first quarter 2015 were more than offset by impacts from continued commodity price declines, resulting in first-quarter 2015 operating income of $196.9 million, compared with $292.7 million in the first quarter 2014. First-quarter 2014 results were positively impacted by higher propane and natural gas prices as well as wider

-more-

ONEOK Partners Announces First-Quarter 2015 Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

NGL location and product price differentials primarily related to significantly higher weather-related seasonal demand for propane and natural gas in the Midwest.

Decreases in first-quarter 2015 operating income reflect:

•	Lower net realized NGL prices in the natural gas gathering and processing segment;

•
Reduced optimization and marketing margins as a result of narrower NGL location price differentials, narrower realized NGL product price differentials and decreased weather-related demand for propane in the natural gas liquids segment; and

•
Decreased short-term natural gas storage services and lower contracted storage capacity in the natural gas pipelines segment as a result of significantly higher weather-related seasonal demand in the first quarter 2014.

Operating costs were $178.2 million in the first quarter 2015, compared with $150.2 million in the same period last year. Depreciation and amortization expense was $85.8 million in the first quarter 2015, compared with $66.7 million for the same period last year. These increases were due primarily to the growth of the partnership’s operations related to completed capital-growth projects and acquisitions.

First-quarter 2015 equity earnings were $30.9 million, compared with $33.7 million in the first quarter 2014, due primarily to decreased natural gas park-and-loan services on Northern Border Pipeline as a result of significantly higher weather-related seasonal demand in the first quarter 2014, offset partially by higher volumes delivered to the Overland Pass Pipeline from the Bakken NGL Pipeline.

Capital expenditures were $343.0 million in the first quarter 2015, compared with $403.0 million in the same period in 2014.

> View earnings tables

FIRST-QUARTER 2015 SUMMARY:

•
Announcing in April 2015, a joint venture with Mexico City-based natural gas infrastructure company Fermaca to construct a 200-mile natural gas pipeline – the Roadrunner Gas Transmission pipeline – from the Permian Basin in West Texas to the Mexican border near El Paso, Texas. The project, which was fully subscribed in its initial design, is supported by a 25-year firm (take-or-pay) transportation agreement with Mexico’s national electric utility, Comisión Federal de Electricidad (CFE);

•	Adding four new third-party natural gas processing plant connections – one each in the Williston Basin and Powder River Basin, and two in the Mid-Continent – to the partnership’s NGL system;

•	Completing in April 2015 the construction of an approximately 95-mile NGL pipeline between existing NGL fractionation infrastructure at Hutchinson, Kansas, and Medford,

-more-

ONEOK Partners Announces First-Quarter 2015 Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

Oklahoma, and the modification of the partnership’s NGL fractionation infrastructure at Hutchinson to accommodate unfractionated NGLs produced in the Williston Basin;

•
Completing in March 2015 an $800 million public offering of senior notes, consisting of $300 million of five-year senior notes at a coupon of 3.8 percent and $500 million of 10-year senior notes at a coupon of 4.9 percent, generating net proceeds of approximately $792.3 million;

•	Increasing the partnership’s revolving credit facility and commercial paper program to $2.4 billion each, from $1.7 billion;

•
Completing the sale of approximately $71.6 million of common units through the partnership’s ATM equity program, which resulted in ONEOK’s aggregate ownership interest in ONEOK Partners decreasing to 37.6 percent at March 31, 2015, from 37.8 percent at Dec. 31, 2014;

•
Having, as of March 31, 2015, $90.5 million of cash and cash equivalents, $825.5 million of commercial paper outstanding, $14.0 million in letters of credit issued and no borrowings outstanding under the partnership’s $2.4 billion revolving credit facility; and

•
Declaring in April 2015 a first-quarter 2015 distribution of 79 cents per unit, or $3.16 per unit on an annualized basis, unchanged from the previous quarter, and a 6 percent increase compared with first quarter 2014.

BUSINESS-SEGMENT RESULTS:

Natural Gas Gathering and Processing Segment

The natural gas gathering and processing segment reported first-quarter 2015 operating income of $19.7 million, compared with $59.9 million in the first quarter 2014, which reflects:

•
A $17.0 million increase due primarily to natural gas volume growth in the Williston Basin and Cana-Woodford Shale, which resulted in higher natural gas volumes gathered, compressed, processed, transported and sold, higher NGL volumes sold and higher fees;

•	A $7.9 million increase due primarily to changes in contract mix; and

•	A $53.8 million decrease due primarily to lower net realized NGL and condensate prices.

Operating costs in the first quarter 2015 were $69.2 million, compared with $64.8 million in the first quarter 2014, due primarily to completed capital-growth projects, which reflect:

•	A $4.3 million increase from higher labor and employee benefit costs;

•	A $3.0 million increase in outside services expense; and

•	A $2.5 million decrease due to lower costs for materials and supplies.

Depreciation and amortization expense in the first quarter 2015 was $35.8 million, compared with $28.8 million in the first quarter 2014 due to the completion of capital-growth projects.

-more-

ONEOK Partners Announces First-Quarter 2015 Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

Key Statistics: More detailed information is listed on page 19 in the tables.

•
Natural gas gathered was 1,808 billion British thermal units per day (BBtu/d) in the first quarter 2015, up 21 percent compared with the same period in 2014 due to the completion of capital-growth projects in the Williston Basin and Mid-Continent areas;

•
Natural gas processed was 1,625 BBtu/d in the first quarter 2015, up 28 percent compared with the same period in 2014 due to the completion of capital-growth projects in the Williston Basin and Mid-Continent areas;

•	NGL sales were 108,000 barrels per day (bpd) in the first quarter 2015, up 20 percent compared with the same period in 2014;

•
The realized composite NGL net sales price after transportation and fractionation costs, and hedging was 38 cents per gallon in the first quarter 2015, down 64 percent compared with the same period in 2014;

•	The realized condensate net sales price after transportation costs and hedging was $30.02 per barrel in the first quarter 2015, down 61 percent compared with the same period in 2014; and

•	The realized residue natural gas net sales price after hedging was $3.96 per million British thermal units (MMBtu) in the first quarter 2015, up 10 percent compared with the same period in 2014.

The following table contains equity-volume information for the periods indicated:

	Three Months Ended
	March 31,
Equity-Volume Information (a)	2015	2014

NGL sales (MBbl/d)	16.8	17.8
Condensate sales (MBbl/d)	3.2	3.5
Residue natural gas sales (BBtu/d)	132.9	88.5
(a) - Includes volumes for consolidated entities only.

The natural gas gathering and processing segment is exposed to commodity-price risk as a result of percent-of-proceeds contracts, where the segment receives a percentage of volumes processed, or equity volumes, in exchange for services. ONEOK Partners is actively pursuing opportunities to convert its percent-of-proceeds contracts to fee-based contracts or increase the fee component of these contracts.

-more-

ONEOK Partners Announces First-Quarter 2015 Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

The partnership establishes hedges to mitigate its commodity-price risk. The following tables provide hedging information as of April 2015 for equity volumes in the natural gas gathering and processing segment in the periods indicated:

	Nine Months Ending December 31, 2015
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (MBbl/d) - Conway/Mont Belvieu	12.0	$0.59	/ gallon	59%
Condensate (MBbl/d) - WTI-NYMEX	3.3	$55.14	/ Bbl	75%
Natural gas (BBtu/d) - NYMEX and basis	118.7	$3.89	/ MMBtu	79%

	Year Ending December 31, 2016
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (MBbl/d) - Conway/Mont Belvieu	1.2	$0.57	/ gallon	6%
Condensate (MBbl/d) - WTI-NYMEX	1.0	$62.10	/ Bbl	20%
Natural gas (BBtu/d) - NYMEX and basis	35.0	$2.98	/ MMBtu	20%

All of the natural gas gathering and processing segment’s commodity price sensitivities are estimated as a hypothetical change in the price of natural gas, NGLs and crude oil as of March 31, 2015, excluding the effects of hedging and assuming normal operating conditions. Condensate sales are based on the price of crude oil.

The natural gas gathering and processing segment estimates the following sensitivities:

•	A 10-cent-per-MMBtu change in the price of residue natural gas would change 12-month forward net margin by approximately $5.6 million;

•	A 1-cent-per-gallon change in the composite price of NGLs would change 12-month forward net margin by approximately $3.1 million; and

•	A $1.00-per-barrel change in the price of crude oil would change 12-month forward net margin by approximately $1.7 million.

These estimates do not include any effects on demand for ONEOK Partners’ services or natural gas processing plant operations that might be caused by, or arise in conjunction with, price changes. For example, a change in the gross processing spread may cause a change in the amount of ethane extracted from the natural gas stream, affecting natural gas gathering and processing margins for certain contracts.

-more-

ONEOK Partners Announces First-Quarter 2015 Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

Natural Gas Liquids Segment

The natural gas liquids segment reported first-quarter 2015 operating income of $145.7 million, compared with $176.8 million in the first quarter 2014, which reflects:

•
A $65.2 million increase in exchange-services margins, resulting primarily from increased volumes from new natural gas processing plants connected in the Williston Basin, Powder River Basin and Mid-Continent regions, higher fees for exchange-services activities resulting from contract renegotiations, and additional revenues from minimum volume obligations;

•
An $18.8 million increase in transportation margins primarily from new Permian Basin NGL volumes from the West Texas LPG pipeline system, which were lower than expected due to the impact of well freeze-offs on the system from severely cold weather during the first quarter 2015;

•
A $73.3 million decrease in optimization and marketing margins, which resulted primarily from a $39.8 million decrease from significantly narrower NGL location price differentials; a $19.4 million decrease due to narrower realized NGL product price differentials; and a $14.1 million decrease in marketing margins; all primarily related to the increased weather-related seasonal demand for propane during the first quarter 2014;

•	An $8.4 million decrease from the impact of ethane rejection, which resulted in lower NGL volumes;

•	A $2.2 million decrease due to the impact of operational measurement losses; and

•	A $1.3 million decrease related to lower isomerization volumes, resulting from narrower NGL product price differentials between normal butane and iso-butane.

Operating costs were $82.2 million in the first quarter 2015, compared with $65.1 million in the first quarter 2014, due primarily to completed capital-growth projects and acquisitions, which reflect:

•	A $7.3 million increase due to higher outside services expenses associated primarily with scheduled maintenance and the growth of operations;

•	A $5.4 million increase due to higher labor and employee benefit costs; and

•	A $4.7 million increase due to higher property taxes.

Depreciation and amortization expense in the first quarter 2015 was $39.3 million, compared with $27.1 million in the same period in 2014, due to the completion of capital-growth projects and acquisitions.

Equity earnings from investments were $7.0 million in the first quarter 2015, compared with $4.8 million in the same period in 2014, due primarily to higher volumes delivered to the partnership’s 50 percent-owned Overland Pass Pipeline from the Bakken NGL Pipeline.

-more-

ONEOK Partners Announces First-Quarter 2015 Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

Key Statistics: More detailed information is listed on page 19 in the tables.

•
NGLs transported on gathering lines were 709,000 bpd in the first quarter 2015, up 49 percent compared with the same period in 2014, due primarily to new Permian Basin volumes transported on the West Texas LPG pipeline system, which were lower than expected due to well freeze-offs from severely cold weather, and increased volumes from recently connected plants in the Williston Basin, Powder River Basin and Mid-Continent regions, offset partially by increased ethane rejection in the Mid-Continent and Rocky Mountain regions;

•	NGLs fractionated were 475,000 bpd in the first quarter 2015, relatively unchanged compared with the same period in 2014;

•
NGLs transported on distribution lines were 388,000 bpd in the first quarter 2015, down 10 percent compared with the same period in 2014, due primarily to the increased weather-related seasonal demand for propane during the first quarter 2014 and increased ethane rejection, offset partially by an increase in exchange services volumes delivered to Mont Belvieu due to the completed Sterling III pipeline, which was placed in service in March 2014; and

•
The average Conway-to-Mont Belvieu price differential of ethane in ethane/propane mix, based on Oil Price Information Service (OPIS) pricing, was 1 cent per gallon in the first quarter 2015, compared with 12 cents per gallon in the same period in 2014.

Natural Gas Pipelines Segment

The natural gas pipelines segment reported first-quarter 2015 operating income of $31.1 million, compared with $55.1 million for the first quarter 2014, which reflects:

•	A $4.2 million increase from higher firm transportation revenues resulting primarily from higher rates on its intrastate natural gas pipelines and increased rates at Viking Gas Transmission Company;

•	A $13.6 million decrease from lower short-term storage services as a result of higher weather-related seasonal demand associated with severely cold weather in the first quarter 2014;

•	A $6.2 million decrease from lower net retained fuel due to lower natural gas prices and lower natural gas volumes retained;

•
A $4.7 million decrease due to decreased natural gas park-and-loan services on its interstate pipelines as a result of increased weather-related seasonal demand due to severely cold weather in the first quarter 2014; and

•	A $4.5 million decrease due to lower storage revenues from lower firm contracted capacity.

Operating costs in the first quarter 2015 were $27.2 million, compared with $27.5 million in the same period in 2014.

-more-

ONEOK Partners Announces First-Quarter 2015 Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

First-quarter 2015 equity earnings from investments were $19.7 million, compared with $23.4 million in the same period in 2014, due primarily to decreased natural gas park-and-loan services on Northern Border Pipeline as a result of increased weather-related seasonal demand due to severely cold weather in the first quarter 2014.

Key Statistics: More detailed information is listed on page 19 in the tables.

•	Natural gas transportation capacity contracted was 5,939 thousand dekatherms per day in the first quarter 2015, up 1 percent compared with the same period in 2014; and

•	Natural gas transportation capacity contracted was 93 percent in the first quarter 2015, unchanged from the same period in 2014.

EXPANDING EXPORT CAPABILITIES:

In April 2015, ONEOK Partners announced its 50-50 joint venture with Mexico City-based natural gas infrastructure company Fermaca to construct a 200-mile natural gas pipeline – the Roadrunner Gas Transmission pipeline – from the Permian Basin in West Texas to the Mexican border near El Paso, Texas.

The project, which was fully subscribed in its initial design, is supported by a 25-year firm (take-or-pay) transportation agreement with the Comisión Federal de Electricidad (CFE), Mexico’s national electric utility. The total cost of the project is expected to be approximately $450 million to $500 million. ONEOK Partners expects to make equity contributions of approximately $50 million in 2015.

The pipeline will connect with ONEOK Partners’ extensive existing natural gas pipeline and storage infrastructure in Texas and is expected to create a platform for future cross-border development opportunities.

The Roadrunner Gas Transmission pipeline will be constructed in three phases, as follows:

Roadrunner Gas Transmission Pipeline (a)	Capacity	Approximate Costs	Expected Completion Date
(In millions)
Roadrunner Gas Transmission Pipeline - Phases I, II, III	640 MMcf/d	$450-$500	Various
-Phase I	170 MMcf/d	$200-$220	First quarter 2016
-Phase II	400 MMcf/d	$220-$240	First quarter 2017
-Phase III	70 MMcf/d	$30-$40	2019
(a) 50-50 joint venture.

-more-

ONEOK Partners Announces First-Quarter 2015 Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

CAPITAL-GROWTH ACTIVITIES:

Since 2011, the natural gas gathering and processing segment has completed approximately $2.2 billion of capital-growth projects and acquisitions, which include the following projects completed in 2014:

Completed Projects	Location	Capacity	Approximate Costs (a)	Completion Date
(In millions)
Rocky Mountain Region
Garden Creek II processing plant and infrastructure	Williston Basin	100 MMcf/d	$300-$310	August 2014
Garden Creek III processing plant and infrastructure	Williston Basin	100 MMcf/d	$300-$310	October 2014
Mid-Continent Region
Canadian Valley processing plant and infrastructure	Cana-Woodford Shale	200 MMcf/d	$255	March 2014
(a) Excludes AFUDC.

The partnership has announced approximately $1.8 billion to $2.6 billion of capital-growth projects in the natural gas gathering and processing segment, which include the following:

Projects in Progress	Location	Capacity	Approximate Costs (a)	Expected Completion Date
(In millions)
Rocky Mountain Region
Sage Creek infrastructure	Powder River Basin	Various	$50	Fourth quarter 2015
Natural gas compression	Williston Basin	100 MMcf/d	$80-$100	Fourth quarter 2015
Lonesome Creek processing plant and infrastructure	Williston Basin	200 MMcf/d	$550-$680	Fourth quarter 2015
Stateline de-ethanizers	Williston Basin	26 MBbl/d	$60-$80	Fourth quarter 2015
Bear Creek processing plant and infrastructure	Williston Basin	80 MMcf/d	$230-$330	Third quarter 2016
Bronco processing plant and infrastructure	Powder River Basin	50 MMcf/d	$130-$200	Suspended
Demicks Lake processing plant and infrastructure	Williston Basin	200 MMcf/d	$475-$670	Suspended
Mid-Continent Region
Knox processing plant and infrastructure	SCOOP	200 MMcf/d	$240-$470	Suspended
(a) Excludes AFUDC.

-more-

ONEOK Partners Announces First-Quarter 2015 Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

Since 2011, the natural gas liquids segment has completed approximately $3.9 billion of capital-growth projects and acquisitions, which include the following projects completed in 2014 and 2015:

Completed Projects	Location	Capacity	Approximate Costs (a)	Completion Date
			(In millions)
Ethane/Propane Splitter	Texas Gulf Coast	40 MBbl/d	$46	March 2014
Sterling III Pipeline and reconfigure Sterling I and II	Mid-Continent Region	193 MBbl/d	$808	March 2014
Bakken NGL Pipeline expansion - Phase I	Rocky Mountain Region	75 MBbl/d	$75-$90	September 2014
Niobrara NGL Lateral	Powder River Basin	90 miles	$70-$75	September 2014
West Texas LPG pipeline system (b)	Permian Basin	2,600 miles	$800	November 2014
MB-3 Fractionator	Texas Gulf Coast	75 MBbl/d	$520-$540	December 2014
NGL Pipeline and Hutchinson Fractionator infrastructure	Mid-Continent Region	95 miles	$110-$125	April 2015
(a) Excludes AFUDC.
(b) Acquisition.

The partnership has announced approximately $190 million to $220 million of capital-growth projects in the natural gas liquids segment, which include the following:

Projects in Progress	Location	Capacity	Approximate Costs (a)	Expected Completion Date
(In millions)
Bakken NGL Pipeline expansion - Phase II	Rocky Mountain Region	25 MBbl/d	$100	Second quarter 2016
Bear Creek NGL infrastructure	Williston Basin	40 miles	$35-$45	Third quarter 2016
Bronco NGL infrastructure	Powder River Basin	65 miles	$45-$60	Suspended
Demicks Lake NGL infrastructure	Williston Basin	12 miles	$10-$15	Suspended
(a) Excludes AFUDC.

EARNINGS CONFERENCE CALL AND WEBCAST:

ONEOK Partners and ONEOK executive management will conduct a joint conference call at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time) on Wednesday, May 6, 2015. The call also will be carried live on ONEOK Partners’ and ONEOK’s websites.

To participate in the telephone conference call, dial 888-240-9267, pass code 2050829, or log on to www.oneokpartners.com or www.oneok.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK Partners’ website, www.oneokpartners.com, and ONEOK’s website, www.oneok.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, pass code 2050829.

-more-

ONEOK Partners Announces First-Quarter 2015 Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

LINK TO EARNINGS TABLES:

http://www.oneokpartners.com/~/media/ONEOKPartners/EarningsTables/2015/
OKS_Q1_2015_earnings87GkqRp.ashx

NON-GAAP (GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) FINANCIAL MEASURES:

ONEOK Partners has disclosed in this news release adjusted EBITDA, DCF, distributable cash flow to limited partners per limited partner unit and coverage ratio, which are non-GAAP financial metrics, used to measure the partnership’s financial performance and are defined as follows:

•	Adjusted EBITDA is defined as net income adjusted for interest expense, depreciation and amortization, income taxes and allowance for equity funds used during construction and certain other items;

•
DCF is defined as adjusted EBITDA, computed as described above, less interest expense, maintenance capital expenditures and equity earnings from investments, adjusted for cash distributions received and certain other items;

•
Distributable cash flow to limited partners per limited partner unit is computed as DCF less distributions declared to the general partner in the period, divided by the weighted-average number of units outstanding in the period; and

•	Coverage ratio is defined as distributable cash flow to limited partners per limited partner unit divided by the distribution declared per limited partner unit for the period.

The partnership believes the non-GAAP financial measures described above are useful to investors because they are used by many companies in its industry to measure financial performance and are commonly employed by financial analysts and others to evaluate the financial performance of the partnership and to compare the financial performance of the partnership with the performance of other publicly traded partnerships within its industry.

Adjusted EBITDA, DCF, coverage ratio and distributable cash flow to limited partners per limited partner unit, should not be considered alternatives to net income, earnings per unit or any other measure of financial performance presented in accordance with GAAP.

These non-GAAP financial measures exclude some, but not all, items that affect net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that is available for distributions or that is planned to be distributed in a given period nor do they equate to available cash as defined in the partnership agreement.

-more-

ONEOK Partners Announces First-Quarter 2015 Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

ONEOK Partners, L.P. (pronounced ONE-OAK) (NYSE: OKS) is one of the largest publicly traded master limited partnerships in the United States and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent, Permian and Rocky Mountain regions with key market centers.  Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a pure-play publicly traded general partner, which owns 37.6 percent of the overall partnership interest, as of March 31, 2015.

For more information, visit the website at www.oneokpartners.com.

For the latest news about ONEOK Partners, follow us on Twitter @ONEOKPartners.

Some of the statements contained and incorporated in this news release are forward-looking statements as defined under federal securities laws. The forward-looking statements relate to our anticipated financial performance (including projected operating income, net income, capital expenditures, cash flow and projected levels of distributions), liquidity, management’s plans and objectives for our future growth projects and other future operations (including plans to construct additional natural gas and natural gas liquids pipelines and processing facilities and related cost estimates), our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under federal securities legislation and other applicable laws. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena, including climate change, on our operations, demand for our services and energy prices;

•
competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

•	the capital intensive nature of our businesses;

•	the profitability of assets or businesses acquired or constructed by us;

•	our ability to make cost-saving changes in operations;

•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	the timing and extent of changes in energy commodity prices;

•
the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, pipeline safety, environmental compliance, climate change initiatives and authorized rates of recovery of natural gas and natural gas transportation costs;

•
the impact on drilling and production by factors beyond our control, including the demand for natural gas and crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

-more-

ONEOK Partners Announces First-Quarter 2015 Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

•	difficulties or delays experienced by trucks or pipelines in delivering products to or from our terminals or pipelines;

•	changes in demand for the use of natural gas, NGLs and crude oil because of market conditions caused by concerns about climate change;

•	conflicts of interest between us, our general partner, ONEOK Partners GP, and related parties of ONEOK Partners GP;

•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control;

•
our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared with our competitors that have less debt or have other adverse consequences;

•	actions by rating agencies concerning the credit ratings of us or the parent of our general partner;

•
the results of administrative proceedings and litigation, regulatory actions, rule changes and receipt of expected clearances involving the any local, state or federal regulatory body, including the FERC, the National Transportation Safety Board, the PHMSA, the EPA and CFTC;

•	our ability to access capital at competitive rates or on terms acceptable to us;

•
risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling or extended periods of ethane rejection;

•	the risk that material weaknesses or significant deficiencies in our internal control over financial reporting could emerge or that minor problems could become significant;

•	the impact and outcome of pending and future litigation;

•	the ability to market pipeline capacity on favorable terms, including the effects of:
- future demand for and prices of natural gas, NGLs and crude oil;
- competitive conditions in the overall energy market;
- availability of supplies of Canadian and United States natural gas and crude oil; and
- availability of additional storage capacity;

•	performance of contractual obligations by our customers, service providers, contractors and shippers;

•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;

•
our ability to acquire all necessary permits, consents and other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;

•	demand for our services in the proximity of our facilities;

•	our ability to control operating costs;

•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;

•	economic climate and growth in the geographic areas in which we do business;

•	the risk of a prolonged slowdown in growth or decline in the United States or international economies, including liquidity risks in United States or foreign credit markets;

•	the impact of recently issued and future accounting updates and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;

•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the impact of uncontracted capacity in our assets being greater or less than expected;

•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;

•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;

-more-

ONEOK Partners Announces First-Quarter 2015 Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;

•	the impact of potential impairment charges;

•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;

•	our ability to control construction costs and completion schedules of our pipelines and other projects; and

•	the risk factors listed in the reports we have filed and may file with the SEC, which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part I, Item 1A, Risk Factors, in our most recent Annual Report and in our other filings that we make with the Securities and Exchange Commission (SEC), which are available on the SEC’s website at www.sec.gov and our website at www.oneokpartners.com. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Any such forward-looking statement speaks only as of the date on which such statement is made, and, other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

###

-more-

ONEOK Partners Announces First-Quarter 2015 Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended
	March 31,
(Unaudited)	2015	2014
	(Thousands of dollars, except per unit amounts)

Revenues
Commodity sales	$1,435,716	$2,806,729
Services	369,043	355,574
Total revenues	1,804,759	3,162,303
Cost of sales and fuel	1,343,864	2,652,669
Net margin	460,895	509,634
Operating expenses
Operations and maintenance	155,121	130,518
Depreciation and amortization	85,847	66,735
General taxes	23,038	19,665
Total operating expenses	264,006	216,918
Gain (loss) on sale of assets	(6)	15
Operating income	196,883	292,731
Equity in net earnings from investments	30,921	33,659
Allowance for equity funds used during construction	799	10,971
Other income	3,049	1,333
Other expense	(1,151)	(769)
Interest expense (net of capitalized interest of $7,230 and $15,768, respectively)	(80,709)	(68,276)
Income before income taxes	149,792	269,649
Income taxes	(2,760)	(4,181)
Net income	147,032	265,468
Less: Net income attributable to noncontrolling interests	1,438	76
Net income attributable to ONEOK Partners, L.P.	$145,594	$265,392

Limited partners’ interest in net income:
Net income attributable to ONEOK Partners, L.P.	$145,594	$265,392
General partner’s interest in net income	(92,801)	(77,232)
Limited partners’ interest in net income	$52,793	$188,160

Limited partners’ net income per unit, basic and diluted	$0.21	$0.81

Number of units used in computation (thousands)	254,075	232,131

-more-

ONEOK Partners Announces First-Quarter 2015 Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	March 31,	December 31,
(Unaudited)	2015	2014
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$90,531	$42,530
Accounts receivable, net	624,803	735,830
Affiliate receivables	6,532	8,553
Natural gas and natural gas liquids in storage	218,691	134,134
Commodity imbalances	39,667	64,788
Materials and supplies	56,977	55,833
Other current assets	42,362	44,385
Total current assets	1,079,563	1,086,053

Property, plant and equipment
Property, plant and equipment	13,683,443	13,377,617
Accumulated depreciation and amortization	1,916,682	1,842,084
Net property, plant and equipment	11,766,761	11,535,533

Investments and other assets
Investments in unconsolidated affiliates	1,124,204	1,132,653
Goodwill and intangible assets	819,383	822,358
Other assets	57,187	57,950
Total investments and other assets	2,000,774	2,012,961
Total assets	$14,847,098	$14,634,547

Liabilities and equity
Current liabilities
Current maturities of long-term debt	$657,650	$7,650
Notes payable	825,475	1,055,296
Accounts payable	712,735	874,692
Affiliate payables	29,331	36,106
Commodity imbalances	94,586	104,650
Accrued interest	88,970	91,990
Other current liabilities	85,728	165,672
Total current liabilities	2,494,475	2,336,056

Long-term debt, excluding current maturities	6,185,660	6,038,379

Deferred credits and other liabilities	151,361	141,337

Commitments and contingencies

Equity
ONEOK Partners, L.P. partners’ equity:
General partner	210,622	211,914
Common units: 182,563,121 and 180,826,973 units issued and outstanding at March 31, 2015 and December 31, 2014, respectively	4,421,638	4,456,372
Class B units: 72,988,252 units issued and outstanding at March 31, 2015 and December 31, 2014	1,331,926	1,374,375
Accumulated other comprehensive loss	(115,713)	(91,823)
Total ONEOK Partners, L.P. partners’ equity	5,848,473	5,950,838
Noncontrolling interests in consolidated subsidiaries	167,129	167,937
Total equity	6,015,602	6,118,775
Total liabilities and equity	$14,847,098	$14,634,547

-more-

ONEOK Partners Announces First-Quarter 2015 Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS	Three Months Ended
	March 31,
(Unaudited)	2015	2014
	(Thousands of dollars)
Operating activities
Net income	$147,032	$265,468
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	85,847	66,735
Allowance for equity funds used during construction	(799)	(10,971)
Loss (gain) on sale of assets	6	(15)
Deferred income taxes	2,130	2,376
Equity in net earnings from investments	(30,921)	(33,659)
Distributions received from unconsolidated affiliates	29,475	30,345
Changes in assets and liabilities:
Accounts receivable	128,176	237,752
Affiliate receivables	2,021	(14,376)
Natural gas and natural gas liquids in storage	(84,557)	(42,951)
Accounts payable	(118,899)	(16,525)
Affiliate payables	(6,775)	5,666
Commodity imbalances, net	15,057	675
Accrued interest	(3,020)	(4,669)
Risk management assets and liabilities	(60,143)	(23,848)
Other assets and liabilities, net	(39,513)	(2,847)
Cash provided by operating activities	65,117	459,156

Investing activities
Capital expenditures (less allowance for equity funds used during construction)	(343,036)	(403,001)
Cash paid for acquisitions	—	(14,000)
Contributions to unconsolidated affiliates	—	(627)
Distributions received from unconsolidated affiliates in excess of cumulative earnings	9,954	4,725
Proceeds from sale of assets	118	93
Cash used in investing activities	(332,964)	(412,810)

Financing activities
Cash distributions:
General and limited partners	(295,706)	(242,496)
Noncontrolling interests	(2,246)	—
Borrowing (repayment) of notes payable, net	(229,821)	125,000
Issuance of long-term debt, net of discounts	798,896	—
Debt financing costs	(7,850)	—
Repayment of long-term debt	(1,913)	(1,913)
Issuance of common units, net of issuance costs	53,388	52,839
Contribution from general partner	1,100	1,080
Cash provided by (used in) financing activities	315,848	(65,490)
Change in cash and cash equivalents	48,001	(19,144)
Cash and cash equivalents at beginning of period	42,530	134,530
Cash and cash equivalents at end of period	$90,531	$115,386

-more-

ONEOK Partners Announces First-Quarter 2015 Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

ONEOK Partners, L.P. and Subsidiaries
INFORMATION AT A GLANCE
	Three Months Ended
	March 31,
(Unaudited)	2015	2014
	(Millions of dollars, except as noted)
Natural Gas Gathering and Processing
Net margin	$124.7	$153.6
Operating costs	$69.2	$64.8
Depreciation and amortization	$35.8	$28.8
Operating income	$19.7	$59.9
Equity in net earnings from investments	$4.2	$5.5
Natural gas gathered (BBtu/d) (a)	1,808	1,499
Natural gas processed (BBtu/d) (a) (b)	1,625	1,268
NGL sales (MBbl/d) (a)	108	90
Residue natural gas sales (BBtu/d) (a)	781	567
Realized composite NGL net sales price ($/gallon) (a) (c)	$0.38	$1.05
Realized condensate net sales price ($/Bbl) (a) (c)	$30.02	$76.07
Realized residue gas net sales price ($/MMBtu) (a) (c)	$3.96	$3.60
Average fee rate ($/MMBtu) (a)	$0.35	$0.38
Capital expenditures - growth	$245.0	$113.1
Capital expenditures - maintenance	$10.3	$9.8
(a) - Includes volumes for consolidated entities only.
(b) - Includes volumes at company-owned and third-party facilities.
(c) - Includes the impact of hedging activities on ONEOK Partners’ equity volumes.

Natural Gas Liquids
Net margin	$267.2	$269.0
Operating costs	$82.2	$65.1
Depreciation and amortization	$39.3	$27.1
Operating income	$145.7	$176.8
Equity earnings from investments	$7.0	$4.8
NGL sales (MBbl/d)	563	563
NGLs transported-gathering lines (MBbl/d) (a)	709	475
NGLs fractionated (MBbl/d) (b)	475	472
NGLs transported-distribution lines (MBbl/d) (a)	388	430
Average Conway-to-Mont Belvieu OPIS price differential - ethane in ethane/propane mix ($/gallon)	$0.01	$0.12
Capital expenditures - growth	$66.3	$261.0
Capital expenditures - maintenance	$7.2	$12.1
(a) - Includes volumes for consolidated entities only.
(b) - Includes volumes at company-owned and third-party facilities.

Natural Gas Pipelines
Net margin	$69.1	$93.5
Operating costs	$27.2	$27.5
Depreciation and amortization	$10.8	$10.8
Operating income	$31.1	$55.1
Equity earnings from investments	$19.7	$23.4
Natural gas transportation capacity contracted (MDth/d) (a)	5,939	5,866
Transportation capacity contracted (a)	93%	93%
Capital expenditures - growth	$0.9	$2.1
Capital expenditures - maintenance	$8.7	$4.5
(a) - Includes volumes for consolidated entities only.

-more-

ONEOK Partners Announces First-Quarter 2015 Results;
Reaffirms 2015 Financial Guidance

May 5, 2015

ONEOK Partners, L.P. and Subsidiaries
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended
	March 31,
(Unaudited)	2015	2014
	(Thousands of dollars, except per unit amounts)
Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow
Net income	$147,032	$265,468
Interest expense	80,709	68,276
Depreciation and amortization	85,847	66,735
Income taxes	2,760	4,181
Allowance for equity funds used during construction and other non-cash items	7,950	(10,971)
Adjusted EBITDA	324,298	393,689
Interest expense	(80,709)	(68,276)
Maintenance capital	(32,017)	(26,852)
Equity in net earnings from investments	(30,921)	(33,659)
Distributions received from unconsolidated affiliates	39,429	35,070
Other	(2,869)	(1,820)
Distributable cash flow	$217,211	$298,152

Distributions to general partner	(95,844)	(76,922)
Distributable cash flow to limited partners	$121,367	$221,230

Distributions declared per limited partner unit	$0.790	$0.745
Coverage ratio	0.60	1.28

Number of units used in computation (thousands)	254,075	232,131